Exhibit 99.1

Blueknight Announces Third Quarter 2020 Results

Highlights

•	Third quarter net income of $14.4 million, operating income of $16.7 million and Adjusted EBITDA of $18.6 million
•	Distributable cash flow up 26% year-over-year with coverage and leverage ratios improving to 1.87 times and 4.06 times, respectively
•	Asphalt terminalling operating margin and volumes year-to-date consistent with prior year
•	Crude oil pipeline operating margin driven by a $3.6 million non-cash gain and $1.5 million cash gain from commodity derivative contracts that settled during the quarter
•	Chief Financial Officer role successfully filled with an experienced and proven financial leader
•	Partnership expects to exceed 2020 guidance

TULSA - November 4, 2020 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and nine months ended September 30, 2020. Net income was $14.4 million in the third quarter 2020, compared to net income of $7.0 million for the same period in 2019.  The increase in third quarter 2020 net income was the result of higher operating margins, which included a $3.6 million non-cash mark-to-market (“MTM”) gain on commodity activities related to short-term storage contracts that settled during the quarter, lower general and administrative costs, and lower interest expense. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $18.6 million in third quarter 2020 compared to $18.1 million for the same period in 2019. Adjusted EBITDA in the third quarter 2020 excluded the non-cash MTM gain of $3.6 million and $0.2 million in transaction legal fees related to the new Ergon seven-year agreements executed during the quarter.

“Our business had another solid quarter and our performance year-to-date continues to outpace last year.  For the first nine months of the year, net income, Adjusted EBITDA, and distributable cash flow were higher by $1.7 million, $2.1 million and $8.0 million, respectively, versus the same period in 2019. With these results and our outlook for fourth quarter, we now expect to meet or exceed our 2020 guidance for Adjusted EBITDA, distribution coverage, and leverage,” said Andrew Woodward, Chief Executive Officer.

“As we look forward, we continue to advance our strategy to transform Blueknight into a pure-play, downstream terminalling company focused on infrastructure and transportation end markets. We believe this strategy will further emphasize Blueknight’s unique and differentiated position in the market and better position the business for success over the long-term.  A key step in that direction continues to be our evaluation and possible sale of all or a portion of our crude oil business, which we remain committed to progressing despite a challenging market backdrop. We expect an uncertain macroenvironment to persist into next year and are proactively managing our business and cash flow to offset any unforeseen impacts,” added Woodward.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, in third quarter 2020 was $16.5 million, down 3% compared to the same period last year primarily due to lower excess throughput revenue and higher insurance premiums. Year-to-date, total throughput volumes across the Partnership’s 53 asphalt sites were essentially flat as some regions experienced near record levels of volume while others were either flat or down year-over-year. The weighted average remaining contract term for our asphalt sites was approximately six years following the successful execution of a new seven-year agreement with Ergon effective in August 2020.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, in third quarter 2020 was $3.0 million, down $0.3 million compared to the same period last year. Third quarter 2019 included revenue of $0.3 million related to an intersegment storage contract for 0.5 million barrels that ended during the fourth quarter 2019. Average third-party storage volumes increased year-over-year as the segment continues to benefit from the current contango environment. Notably, the Partnership successfully renewed one storage contract during the quarter representing 2.0 million barrels, or approximately 30% of total capacity. The storage contract was previously set to expire on December 31, 2020, and now extends through December 31, 2021, at more favorable terms.

Crude Oil Pipeline Services. Total operating margin, excluding depreciation and amortization, in third quarter 2020 was $5.7 million, up $5.0 million compared to the same period last year. Pipeline earnings were favorably impacted by a $3.6 million non-cash gain on commodity derivative transactions that settled in August 2020, which offset a corresponding unrealized loss recognized during the second quarter 2020. The Partnership realized a $1.5 million net cash gain from the related product sales during third quarter 2020. This gain offset lower pipeline volumes year-over-year, which averaged 15 thousand barrels per day during third quarter 2020.

Crude Oil Trucking Services. Total operating loss, excluding depreciation and amortization, in third quarter 2020 was $0.1 million, down $0.2 million compared to the same period last year as declines in trucking volumes tracked closely with the crude oil pipeline segment. Average trucking volumes for third quarter 2020 were 16 thousand barrels per day.

BALANCE SHEET AND CASH FLOW

Third quarter distributable cash flow was $15.2 million compared to $12.1 million for the same period in 2019.  The 26% increase was attributable to lower cash interest payments, lower maintenance capital expenditures, and improved business performance. The calculated coverage ratio on all distributions was 1.87 times for third quarter of 2020 versus 1.49 times for the same period in 2019.

Net capital expenditures in third quarter 2020 were $4.5 million, which included $1.2 million of net maintenance capital and $1.7 million related to the buy-out of operating leases for our crude oil transportation trucks. At September 30, 2020, total debt was $260.6 million.  This resulted in a leverage ratio of 4.06 times versus 4.24 times for the same period last year. At September 30, 2020, total availability under the credit facility was approximately $137.7 million, and availability subject to covenant restrictions was $44.8 million. As of October 30, 2020, total debt was $255.6 million.

CONFERENCE CALL DETAILS

The Partnership will discuss third quarter 2020 results during a conference call tomorrow, Thursday, November 5, 2020, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the “Investors” section of the Partnership’s website at investor.bkep.com.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, to be filed with the SEC on November 5, 2020.

Results of Operations

The following table summarizes the Partnership’s financial results for the three and nine months ended September 30, 2019 and 2020 (in thousands, except per unit data):

	Three Months ended September 30,		Nine Months ended September 30,
	2019	2020	2019	2020

Service revenue:
Third-party revenue	$15,716	$12,886	$47,318	$39,935
Related-party revenue	3,934	4,849	12,189	12,945
Lease revenue:
Third-party revenue	11,444	9,142	31,004	27,051
Related-party revenue	5,427	7,490	15,179	19,239
Product sales revenue:
Third-party revenue	55,213	51,390	173,773	119,068
Total revenue	91,734	85,757	279,463	218,238
Costs and expenses:
Operating expense	25,215	23,715	78,432	73,066
Cost of product sales	18,972	19,833	64,069	41,133
Cost of product sales from related party	32,691	22,627	99,886	63,671
General and administrative expense	3,840	3,401	10,495	11,008
Asset impairment expense	83	-	2,316	6,417
Total costs and expenses	80,801	69,576	255,198	195,295
Gain (loss) on disposal of assets	(40)	509	1,765	426
Operating income	10,893	16,690	26,030	23,369
Other income (expenses):
Other income	69	176	475	969
Interest expense	(3,989)	(2,472)	(12,394)	(8,586)
Income before income taxes	6,973	14,394	14,111	15,752
Provision for income taxes	14	1	39	8
Net income	$6,959	$14,393	$14,072	$15,744

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income	$110	$228	$268	$249
Preferred interest in net income	$6,278	$6,278	$18,836	$18,836
Net income (loss) available to limited partners	$571	$7,887	$(5,032)	$(3,341)

Basic net income (loss) per common unit	$0.01	$0.19	$(0.12)	$(0.08)
Diluted net income (loss) per common unit(1)	$0.01	$0.18	$(0.12)	$(0.08)

Weighted average common units outstanding - basic	40,811	41,166	40,735	41,072
Weighted average common units outstanding - diluted(1)	40,811	77,646	40,735	41,072

(1)	Diluted earnings per unit is calculated by adding the Preferred interest in net income to the Net income(loss) available to limited partners and dividing by the total number of common and preferred units outstanding. This amount is only reported if the result is lower than the basic earnings per unit calculation.

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and nine months ended September 30, 2019 and 2020 (dollars in thousands):

	Three Months ended		Nine Months ended		Favorable/(Unfavorable)
Operating results	September 30,		September 30,		Three Months		Nine Months
	2019	2020	2019	2020	$	%	$	%
Operating margin, excluding depreciation and amortization:
Asphalt terminalling services	$17,068	$16,477	$44,274	$44,297	$(591)	(3)%	$23	0%
Crude oil terminalling services	3,286	2,967	9,146	9,456	(319)	(10)%	310	3%
Crude oil pipeline services	614	5,661	2,738	4,473	5,047	822%	1,735	63%
Crude oil trucking services	128	(85)	129	(160)	(213)	(166)%	(289)	(224)%
Total operating margin, excluding depreciation and amortization	$21,096	$25,020	$56,287	$58,066	$3,924	19%	$1,779	3%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset sales, and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes, and other select items which management feels decreases the comparability of results among periods. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months ended September 30,		Nine Months ended September 30,
	2019	2020	2019	2020
Net income	$6,959	$14,393	$14,072	$15,744
Interest expense	3,989	2,472	12,394	8,586
Income taxes	14	1	39	8
Depreciation and amortization	6,240	5,438	19,211	17,698
Non-cash equity-based compensation	286	220	879	750
Asset impairment expense	83	-	2,316	6,417
(Gain) loss on disposal of assets	40	(509)	(1,765)	(426)
Non-cash gain on commodity derivatives(1)	-	(3,589)	-	-
Other	443	160	443	895
Adjusted EBITDA	$18,054	$18,586	$47,589	$49,672
Cash paid for interest	(3,844)	(2,131)	(11,817)	(7,817)
Cash paid for income taxes	(1)	(54)	(219)	(55)
Maintenance capital expenditures, net of reimbursable expenditures	(2,127)	(1,224)	(7,256)	(5,514)
Distributable cash flow	$12,082	$15,177	$28,297	$36,286

Distributions declared(2)	8,083	8,109	24,248	24,326
Distribution coverage ratio	1.49	1.87	1.17	1.49

___________________________

(1)	Derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The Partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and the related products are sold. In the third quarter of 2020, the derivative transactions w~~e~~re settled and the related products were sold, thus, the net impact of the derivatives was included in DCF.
(2)	Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

	Three Months ended		Nine Months ended		Favorable/(Unfavorable)
	September 30,		September 30,		Three Months		Nine Months
	2019	2020	2019	2020	$	%	$	%
Total operating margin, excluding depreciation and amortization	$21,096	$25,020	$56,287	$58,066	$3,924	19%	$1,779	3%
Depreciation and amortization	(6,240)	(5,438)	(19,211)	(17,698)	802	13%	1,513	8%
General and administrative expense	(3,840)	(3,401)	(10,495)	(11,008)	439	11%	(513)	(5)%
Asset impairment expense	(83)	-	(2,316)	(6,417)	83	100%	(4,101)	(177)%
Gain (loss) on disposal of assets	(40)	509	1,765	426	549	1,373%	(1,339)	(76)%
Operating income	$10,893	$16,690	$26,030	$23,369	$5,797	53%	$(2,661)	(10)%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	604 miles of crude oil pipeline located primarily in Oklahoma; and
•	63 crude oil transportation vehicles deployed in Oklahoma and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

Blueknight Investor Relations

Chase Jacobson, (918) 237-4032

investor@bkep.com